News Release

Milacron Plastics Machinery Management Change

CINCINNATI, Ohio, February 19, 2007...Milacron Inc. (NYSE: MZ) today announced that Dr. Karlheinz Bourdon, vice president – global injection machinery, is leaving the company to pursue other interests. Currently involved in several global strategic initiatives, Dr. Bourdon will stay on in a consulting capacity for the next several months.

“We’d like to acknowledge and thank Karlheinz for his years of dedicated service and leadership at Milacron and are appreciative of his willingness to serve the company in a consulting capacity. We wish him all the best in the future,” said Ronald D. Brown, chairman, president and chief executive officer.

Effective immediately, the three top managers in Milacron’s plastics injection machinery business will now report directly to Bob Simpson, who was named president of global plastics machinery in November and is responsible for all three of the company’s machinery businesses: injection molding, blow molding and extrusion.

According to Simpson, “With Glenn Anderson in the United States, Jay Woerner in Asia and Guy Moilliet in Europe, this reporting structure will give me direct access to global issues at the local level.”

Dr. Bourdon joined Ferromatik in 1992 as research and development manager. He later moved into operations and then plant management. He was named senior managing director for plastics machinery Europe in 2001 and then president of plastics machinery technologies in 2003.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

- end -